Registration No. 333-108715

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-5
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G2 VENTURES, INC.
 (Name of small business issuer in its charter)

Texas	9995	98-0221494
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification #)
Organization)	Classification Code)

G2Ventures, Inc.	Copies to:
14110 N. Dallas Parkway	Conrad C. Lysiak, Esq.
Suite 365	601 West First Avenue, Suite 503
Dallas, Texas 75254	Spokane, Washington 99201
(972) 726-9203	(509) 624-1475
(Address and telephone of registrant's executive office)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]
Common Stock	1,500,000	$0.05	$75,000	$100.00

[1]   Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

G2 VENTURES, INC.
 Maximum of 1,500,000 shares/Minimum of 1,200,000 shares of common stock
Total proceeds if maximum sold: $75,000
Total proceeds if minimum sold: $60,000

This is our initial public offering. Our securities are not listed on any national securities exchange or the Nasdaq Stock Market.

We are offering up to a total of 1,500,000 shares of common stock on a self-underwritten basis, 1,200,000 shares minimum, 1,500,000 shares maximum. The offering price is $0.05 per share. This offering will terminate 180 days from the effective date of this prospectus, or an additional 90 days if extended. The event that 1,200,000 shares are not sold within 180 days from the effective date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,200,000 shares are not sold within the 180 days from the effective date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If at least 1,200,000 shares are sold within 180 days from the effective date of this prospectus, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund. The funds will be maintained in the separate bank until we receive a minimum of $60,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

Our officers, directors and affiliates thereof, will not purchase shares to reach the minimum or the maximum amounts of this offering.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

		Underwriting
		Discount and	Proceeds to G2
	Price to Public	Commissions	Ventures
Per Share	$0.05	None	$0.05
Total Maximum	$75,000	None	$75,000
Total Minimum	$60,000	None	$60,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. To tell you otherwise is a criminal offense.

The date of this prospectus is _______________________________.

SUMMARY OF THE OFFERING

The Company

G2 Ventures, Inc. is a corporation formed under the laws of the state of Texas on March 21, 2003. Our principal executive offices are located in Dallas, TX. We are a developmental stage company. However, on April 1, 2003, we acquired the business, assets and assumed the liabilities of G2 Companies, Inc., a music recording and production company, the principal shareholder and president of which was Gust Kepler, our principal shareholder and president.

We have incurred losses since inception and our auditors have expressed substantial doubt about our ability to continue as a going concern.

We expect to use the net proceeds of this offering to operate as an independent production label for the purpose of recording and producing the music of solo artists and bands. This includes paying recording costs, engineering costs, producer costs and any other related costs of making full length compact discs including mixing and mastering associated artwork. G2 Ventures will then package and print up to 1,000 compact disc units for test marketing, promotion, and solicitation to major record labels and major recorded music distributors with the intent to sell the rights to the music or enter into a joint venture by licensing the distribution and sale of the recorded music.

We maintain our executive offices at 14110 North Dallas Parkway, Suite 365, Dallas, TX 75254 and our telephone number is (972) 726-9203. Our web address is www.g2records.com.

Securities Offered

We are offering up to a maximum of 1,500,000 shares and a minimum of 1,200,000 shares of common stock, $0.001 par value per share. The shares are offered at $ 0.05 per share for a total gross offering proceeds of $75,000, assuming the maximum amount is sold and $60,000 assuming the minimum amount is sold.

Shares Now Outstanding	3,500,000
Shares Outstanding Assuming Minimum Amount Sold	4,700,000
Shares Outstanding Assuming Maximum Amount Sold	5,000,000

Terms Of The Offering

We intend to raise a maximum of $75,000 and a minimum of $60,000 in this offering. The offering will remain open for 180 days after this registration statement becomes effective unless we decide to cease selling efforts prior to this date. We may also extend our offering for 90 days past the original period if we choose.

Use Of Proceeds

We intend to use the net proceeds of this offering primarily to pay recording costs, engineering costs, producer costs and any other related costs of making full length compact discs including mixing and mastering and creating the associated artwork for two artists currently signed to exclusive recording contracts with G2 Ventures. Some of the funds will be allocated to cover administrative costs. If we raise the maximum of $75,000, we will pay $15,000 to Gust Kepler, our president, as repayment of a portion of the money lent to us by Mr. Kepler. The $15,000 will only be paid to Mr. Kepler if we raise the maximum amount of this offering.

Plan Of Distribution

This is a self underwritten offering, with no commitment by anyone to purchase any shares. The shares will be offered and sold by our principal executive officer and director. No underwriters will be used.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of 12-31-2005	As of 12-31-2004
Balance Sheet
Total Assets	$8,140	$8,582
Total Liabilities	$59,347	$43,228
Stockholders Equity - (Deficit)	$(51,207)	$(34,646)
	Year Ended	Year Ended
	December 31, 2005	December 31, 2004
Income Statement
Revenue	$-	$19,500
Total Expenses	$16,561	$33,048
Net Income - (Loss)	$(16,561)	$(13,548)

RISK FACTORS

An investment in the shares involves a high degree of risk, including a risk of loss of an investor's entire investment in G2 Ventures. Set forth below are all of the material risks associated with this offering. Prospective investors should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before purchasing any shares.

  Because of our continuing losses from operations and lack of working capital, our auditors have expressed substantial doubt as to our ability to continue as a going concern.

  Because of our continuing losses from operations and lack of working capital, our auditors have expressed substantial doubt as to our ability to continue as a going concern. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

  We have a limited operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

  We were incorporated in March 21, 2003. We have a limited operating history. Our net loss since inception is ($95,997). Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	completion of this offering
*	our ability to attract new artists
*	our artists' ability to write lyrics and music which is popular to the public
*	our ability to record and sell our artists' music

  Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses which will exceed generated revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

  We are solely dependent upon the funds to be raised in this offering to expand our business, the proceeds of which may be insufficient to generate significant revenues. We may need to obtain additional financing which may not be available.

  We need the proceeds from this offering to expand our operations. Expansion of operations includes the recording and mastering and packaging albums for the artists under exclusive contract. If the minimum of $60,000 is raised, this amount will enable us, after paying the expenses of this offering, to expand our operations. We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Currently, other than this offering, we do not have any arrangements in place or contemplated with respect to future financings.

  Because we are small and do not have much capital, we must limit marketing our operations and the number of artists we represent. As a result, we may not be able to attract enough artists to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

  Because we are small and do not have much capital, we must limit our operations and the number of artists we service. Currently, we service two artists. If we raise the minimum amount of this offering, we believe we can service up to two artists and if we raise the maximum amount we can service up to three artists. By servicing a limited number of artists, if one is unsuccessful, quits or retires, the loss of one artist could have a significant negative impact on our revenues and cause us to operate at a loss. If we cannot operate profitably, we may have to suspend or cease operations.

  Because Mr. Gust Kepler, our sole officer and director, will own 66% of the outstanding shares after this offering, even if the maximum number of shares are sold in this offering, he will control our operations.

  Even if we sell the maximum number of shares in this offering, Mr. Gust Kepler, our sole officer and director will still own 3,300,000 shares or 66% of the total outstanding shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Kepler will be able to elect all of our directors and control our operations. Therefore, the destiny of operations will be entirely determined by Mr. Kepler. If his decisions are incorrect, we could go out of business and you will lose your investment.

  Because the contracts with our clients can be canceled by the client or us at any time, we may not have any source of revenue in the future.

  The contracts with our two clients can be terminated at any time, either by us or by the client. As a result, our potential source of revenue could be eliminated, unilaterally by our clients. If that occurs, we will have not source of revenue and may have to cease operations. If that happens you could lose your entire investment.

  Because we have not made efforts to provide manufacturing, distribution, and sales services, you could loose your investment.

  Under the terms of our contracts with our recording artists, we have the right to manufacture, distribute and sell up to four albums of their music each. We have made no efforts to provided these services as of the date hereof and will not do so until this offering is completed. As a result, we may not be able to provide such services in the future. If we are unable to provide such services, we will be unable to generate revenues and you could loose your investment.

Risks associated with this offering:

  Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, you will lose your investment.

  Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, if the minimum conditions of this offering are not satisfied, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. If that happens, you will lose your investment and your funds will be used to pay creditors.

  NASD sales practice requirements may limit a stockholder's ability to buy and sell our stock.

  The NASD has adopted rules that relate to the application of the SEC's penny stock rules in trading our securities that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock nor is there any assurance that a trading market will ever develop. Therefore there is no central place and may not be a place in the future, such as a stock exchange or electronic trading system, where you can resell your stock. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale or you may not be able to resell your shares thereby rendering your investment illiquid.

USE OF PROCEEDS

The net proceeds to G2 Ventures from the sale of shares offered hereby, assuming all of the shares offered hereby are sold, of which no assurances are given, are estimated to be $65,000, after deducting the estimated cash expenses of the Offering of approximately $10,000.

The following table sets forth the anticipated use of the net proceeds of this Offering in the event that 1,200,000 shares are sold or all 1,500,000 shares are sold.

	Assuming	Assuming
	1,200,000	1,500,000
	Shares Sold	Shares Sold
Gross Aggregate	$60,000	$75,000
Proceeds
Less Offering Expenses (1)	$10,000	$10,000
Net Proceeds	$50,000	$65,000
Recording Cost - Jeremiah Donnelly	$10,000	$10,000
Recording Cost - Nick Brisco	$15,000	$20,000
CD Manufacturing	$2,500	$2,500
Accounting	$5,000	$5,000
Administrative (2)	$12,500	$12,500
Partial Repayment of Loan to Gust Kepler (3)	$0	$15,000
Net Use of Proceeds	$50,000	$65,000

(1)	Reflects $10,000 to be paid to our attorney, Conrad C. Lysiak. from the proceeds of this offering.
(2)	"Administrative" costs include secretarial fees, phone services, computer, courier, and postage and office supplies expenses.
(3)	Total unpaid balance due Mr. Kepler is $51,347 without interest of any kind, until paid. No maturity date is set.

Our president, Gust Kepler, has advanced us $69,143 to cover our operating expenses to date including operating expenses of our predecessor, G2 Companies, Inc., and expenses associated with this offering. Mr. Kepler contributed to capital of G2 Ventures $17,796 of this amount and $51,347 remains as a payable to him. We do not pay any interest to Mr. Kepler on these advances and they are payable on demand. Mr. Kepler has agreed that we must sell all 1,500,000 shares offered to be repaid $15,000 of these advances out of the proceeds of this offering.

In the event that we successfully complete this offering, either the minimum or maximum amount, Mr. Kepler believes that the net proceeds will provide us with sufficient funds to meet our requirements for approximately twelve (12) months following the receipt of offering proceeds.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares of common stock being registered. As a result the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price.

DILUTION

At December 31, 2005 we had a negative net tangible book value of ($51,207) or ($0.015) per share. The following table sets forth the dilution to persons purchasing shares in this offering without taking into account any changes in our net tangible book value, except the sale of 1,500,000 shares or 1,200,000 shares at offering price less offering expenses. The net tangible book value per share is determined by subtracting total liabilities from our tangible assets, then dividing by the total number of shares of common stock outstanding.

	Before	1,200,000	1,500,000
	Offering	shares sold	shares sold
Public offering price per share	N/A	$0.05	$0.05
Net tangible book value per share of common
stock before the offering	$(0.015)	N/A	N/A
Pro forma net tangible book value per share of
common stock after the offering	N/A	$0.005	$0.007
Increase of net tangible book value per share
attributable to purchase of common stock by
new investors	N/A	$0.013	$0.015
Dilution to new investors	N/A	$0.045	$0.043

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 1,200,000 shares of common stock on a self underwritten basis, 1,200,000 shares minimum, 1,500,000 shares maximum, without any involvement of underwriters or broker-dealers. The offering price is $0.05 per share. Funds from this offering will be placed in a separate bank account at Bank of Texas. Its telephone number is (214) 575-1900. The funds will be maintained in the separate bank until we receive a minimum of $60,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Any funds received by us thereafter will immediately be used by us. If we have not sold the minimum amount of 1,200,000 shares and raised the $60,000 within 180 days of the effective date of our registration statement, plus 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $60,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 180 days, 270 days if extended. Collected funds are deemed funds that have been paid by the drawee bank. Kepler, our sole officer and director will make the determination regarding whether the minimum offering conditions are satisfied. There are no finders involved in our distribution.

We will sell the shares in this offering through Gust Kepler, our sole officer and director. He will receive no commission from the sale of any shares. He will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.   The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.   The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.   The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.   The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Kepler is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be our sole officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

We intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Kepler will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us, and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey, Texas, Washington D.C. Prior to selling our shares in the foregoing jurisdictions, we will file applications for the sale thereof with the respective securities administrations of those jurisdictions. We may also offer our securities for sale outside the United States of America. We have not filed any applications for registration with any states until we have been advised by the SEC that it has no further comments regarding our public offering.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker-dealers, many broker-dealers may not want to make a market in our shares or conduct any transactions in our shares. As such your ability to dispose of your shares may be adversely affected.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement
2.	deliver a check or certified funds to us for acceptance or rejection.

The subscription agreement requires you disclose your name, address, telephone number, number of shares your are purchasing and the price you are paying for your shares.

All checks for subscriptions must be made payable to "G2 VENTURES, INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

Subscriptions will be placed in a separate bank account at Bank of Texas, until we have received $60,000. Upon receipt of $60,000, we will withdraw and use the funds. If we do not receive the $60,000 within 180 days of the effective date of this offering, 90 additional days if extended, or a total of 270 days, all subscriptions received by it will be promptly returned to each investor without interest or deduction therefrom.

Restricted Shares That May Be Sold Under Rule 144

There are currently 3,500,000 shares of common stock outstanding, all of which are restricted shares of common stock outstanding that may be sold under Rule 144 of the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three-month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker. Ms. Evenson received her shares from Mr. Kepler on August 12, 2003. Based upon the foregoing, Mr. Kepler could sell up to 50,000 shares of common stock each quarter, assuming the maximum number of shares are sold in this offering and Ms. Evenson could sell all of her shares pursuant to Reg 144 of the Act.

Sales of shares by Mr. Kepler or Ms. Evenson could have a depressive effect on the market price of our shares of common stock should a market develop of which there is no assurance.

BUSINESS

General

We were incorporated under the laws of the state of Texas on March 21, 2003 and we are an independent recording company and artist management company.

In April 1, 2003, we acquired the assets and liabilities of G2 Companies, Inc. formerly Hartland Investments, Inc., a corporation incorporated under the laws of the State of Delaware on May 26, 1998. Yarek Bartosz was the only promoter of G2 Companies, Inc., formerly Hartland Investments, Inc. from its inception until September 30, 2002. Mr. Kepler acquired control of G2 Companies, Inc. in order to begin operations as an independent recording company. Mr. Kepler paid Mr. Bartosz $100.00 for 1,157,900 shares of common stock or 92.7% of the total outstanding shares of G2 Companies, Inc. Mr. Bartosz retained 15,100 shares of common stock or 1.21% of the total outstanding shares. Mr. Kepler became the principal shareholder, president and sole director of G2 Companies, Inc. in September 2002 and remained in those positions until we acquired its operations in April 2003. Mr. Kepler learned after he acquired control of G2 Companies, Inc. that it was delinquent in some of its reporting obligations with the SEC. Mr. Kepler brought the filings current. The SEC also took the position that the transfer of ownership of G2 Companies, Inc. could not be made legally by Mr. Bartosz. As a result, Mr. Kepler concluded that G2 Companies, Inc. was tainted beyond repair and in an endeavor to conduct business as an independent recording label, created us. G2 Companies, Inc. filed a Form 15 with the SEC on February 4, 2004 and ceased reporting with the SEC. All of the assets and liabilities of G2 Companies, Inc. were transferred to us on March 21, 2003.

Mr. Kepler was also president, a director and controlling shareholder of a company called Parallax Entertainment, Inc. which was established to produce, license, acquire, market, and distribute high quality recorded music for a variety of music formats. Parallax Entertainment was incorporated on October 11, 1996 under the laws of the State of Texas. Mr. Kepler was the only promoter of Parallax Entertainment, Inc. Parallax had recording contracts with two musical groups. The lead musician of the primary musical group became embroiled in legal difficulties and as a result could no longer perform with the musical group. In addition to this setback a key member of the other musical group decided to leave that group for personal reasons and that musical group broke up. As a result, Parallax had no clients. With the majority of working capital already expended on musical groups that were no longer viable, Parallax was not able to generate income. Mr. Kepler transferred his ownership because Parallax Entertainment was deeply in debt; could not pay its bills; and, was likely going to cease operations. When Mr. Bartosz acquired Parallax Entertainment, he paid Mr. Kepler $160,000 for 39,200,000 shares of Parallax's common stock. Of the $160,000, $82,000 was used to pay all of the outstanding liabilities of Parallax Entertainment and Mr. Kepler retained $78,000 of the $160,000. Mr. Kepler retained 2,406,000 shares of common stock which he sold in a private transaction in September 2002. As a result, all of the outstanding debt of Parallax was paid in full which allowed Parallax to avoid bankruptcy or receivership. Under the new management of Mr. Bartosz, Parallax became a shell corporation engaged in the business of seeking out an acquisition candidate. In December 2003, Parallax Entertainment changed is name to Sunrise Real Estate Development Group, Inc. and began conducting business as a real estate development corporation.

The Parallax transaction was not related in any manner to the G2 Companies, Inc. transaction. After Parallax transaction was completed, Mr. Kepler approached a third party about starting a new business whose purpose was the same as Parallax Entertainment. The third party suggested that Mr. Kepler acquire control of an existing publicly traded company. He suggested that Mr. Kepler contact Mr. Bartosz again, as he knew of a potential public vehicle owned by Mr. Bartosz that Mr. Kepler could possibly acquire. As a result of the recommendation from the unrelated third party, Mr. Kepler contacted Mr. Bartosz. Mr. Bartosz introduced Mr. Kepler to G2 Companies, Inc. formerly Hartland Investments, Inc.

We currently rely on the financing of Mr. Kepler to fund our activities. To achieve any degree of success, of which there is no certainty, we must produce recorded music and sell or license the music to a third party. We currently have two artists under exclusive recording contracts. Our plan is to record master recordings, have them manufactured by a third party in CD format for the purpose of distributing them as promo material to major record labels in an attempt to license or sell the publishing rights.

As an independent record label G2 Ventures will retain contracts with artists and produce recorded music and sell or license the music to a third party. Revenue from this business will result from sales of CD masters to, and/or licensing agreements with, other larger record companies. In order to produce these recordings G2 Ventures will incur recording costs that we have to recoup via these sales or licensing agreements. Our artist management activities will not involve any associated recording costs. Artist management consists primarily of acting as a booking agent or obtaining one for the artist, obtaining publishing deals, and negotiating major label recording contracts. The only associated costs with this activity are minimal travel, legal and administrative fees, all of which are recouped in management fees charged to artists. G2 Ventures' management fees will be a commission that equals 10% to 20% of an artist's income.

Additionally, G2 Ventures intends to manage artists as another source of generating revenue. G2 Ventures recently negotiated a contract for artist Track 10, to travel to Southeast Asia to perform for US Troops. There was no formal contract between G2 Ventures and Track 10, rather a contract between Track 10 and AFE, negotiated by G2 on behalf of Track 10. This contract generated gross revenues of $30,681 in June of 2003 of which G2 Ventures earned 10% or $3,068. G2 Ventures has no ongoing or contractual relationship with Track 10, other than the relationship with Jeremiah Donnelly who was the former lead singer of that band.

G2 Ventures intends to manage artists that are signed to recording contracts as well as artist that do not have recording contracts with G2 Ventures. Management fees range from 10% to 20% of gross revenues earned by the artist.

The music industry is highly competitive and comprised of approximately four major recorded music companies which dominate the market along with their subsidiary labels. These labels are (1) Time/Warner; (2) Sony Music Group/Bertelsmann Music Group; (3) Thorn-EMI; and (4) Universal Music Group. These labels and their subsidiaries are our target market. There is no assurance that any of these major labels or their subsidiaries will have any interest in licensing our artist.

We currently have two artists under recording contracts. They are Jeremiah Donnelly and Nick Brisco. We assumed the contract for Jeremiah Donnelly contract from our predecessor, G2 Companies, and amended it to commence upon conclusion of this offering for an initial term of nine months. The Nick Brisco contract provides that his contract will commence upon the conclusion of this offering. We initially had One Up under contract, but mutually terminated the contract when we were unable to have this registration statement declared effective by the SEC. Because we were unable to have this registration statement declared effective by the SEC, we were unable to raise additional funds which were needed to promote One Up. Failure to have this registration statement declared effective by the SEC which allows us to raise capital may similarly impact or affect our current artist's relationship with us. Each artist will produce a master album during the initial term. G2 Ventures will bear all costs. Each contract grants us the option for three additional albums from each artist. After recovering all of our cost, we will pay the artist a royalty on sales of the albums, 20% to Donnelly and 20% to Mr. Brisco.

Jeremiah Donnelly

Jeremiah Donnelly, 27, is a singer-songwriter specializing in alternative rock and pop rock. He was lead vocalist for the band Track 10.

Mr. Donnelly toured the southwest extensively with his former band Track 10 between 2000 and 2002. At that time Track 10 opened for major label acts including Blue October, The Old 97's, and Stroke 9. In addition, Track 10 was frequently invited to open for independent artists including Ian Moore and Monte Montgomery.

In the fall of 2001, Track 10 had two of the most requested songs on their hometown station, Hits 106.1, in Kearney, Nebraska. The songs "Stratosphere" and "Devil Girl" from their self-titled debut release.

Prior to Track 10, Donnelly also was the front man and rhythm guitarist for Slappy Yellow, a band he founded while in high school in Kearney, NE.

The terms of contract with Mr. Donnelly we have the right to manufacture, distribute and sell up to four albums of Mr. Donnelly's music. We have made no efforts to provided these services as of the date hereof and will not do so until this offering is completed. We will pay all costs associated with recording, promoting and selling albums. In addition we have agreed to advance Mr. Donnelly $15,000 for the first album; $20,000 for the second album; $35,000 for the third album; and, $75,000 for the fourth album. We will receive a between 80% and 33 1/3% of all moneys derived from the sale of the albums. The exact amount will be negotiated at the time the album is produced and will depend upon the popularity of the artist, the quality of the songs and the amount a major label is willing to pay us for the purchase or license of this product. Either party may at any time terminate this agreement. Funds advanced by us for incomplete albums will be returned to us by Mr. Donnelly.

Nick Brisco

Nick Brisco, 37, is a singer/songwriter who has been performing and recording professionally since 1989 when he formed the post modern country band Fever in the Funkhouse. Fever in the Funkhouse were one of the defining pioneers of the "Deep Ellum" music scene in Dallas, TX and earned Brisco and band notoriety and music awards including the Dallas Observer's Best New Act of 1990 and Best Act Overall in 1991.

After Fever in the Funkhouse broke up, Brisco released various solo projects before relocating to Astoria, Queens just outside of New York City. Born and raised in Dallas, TX, Brisco follows in the footsteps of Texas troubadors such as Steve Earle, Guy Clark and Kris Kristofferson. Brisco has opened for many songwriting legends including Townes Van Zandt and Jimmie Dale Gilmore.

As a singer/songwriter Brisco has performed all over the country from East Coast to West and internationally in Russia, Greece and the U.K. His diverse music combines an eclectic mix of genres and song styles, affording him a wide audience and musical opportunity including off-broadway scores for musical theater.

The terms of contract with Mr. Brisco we have the right to manufacture, distribute and sell up to four albums of Mr. Brisco's music. We have made no efforts to provided these services as of the date hereof and will not do so until this offering is completed. We will pay all costs associated with recording, promoting and selling albums. In addition we have agreed to advance Mr. Brisco $15,000 for the first album; $20,000 for the second album; $35,000 for the third album; and, $75,000 for the fourth album. We will receive a between 80% and 33 1/3% of all moneys derived from the sale of the albums. The exact amount will be negotiated at the time the album is produced and will depend upon the popularity of the artist, the quality of the songs and the amount a major label is willing to pay us for the purchase or license of this product. Either party may at any time terminate this agreement. Funds advanced by us for incomplete albums will be returned to us by Mr. Brisco.

We have not spent any amount of money during the last two fiscal years on research and development activities, including that of our predecessor, G2 Companies.

Competition

The music industry is highly competitive and comprised of approximately five major recorded music companies which dominate the recording industry along with their subsidiary labels; (1) Time/Warner; (2) Sony Music Group/Bertelsmann Music Group;(3) Thorn-EMI; and (4) Universal Records Group. In addition, there are many smaller independent labels. In Texas alone there are over 500 independent labels. We are a minuscule participant in the business. Just about everyone we compete with has more financial worth than we do and will have more financial worth than us in the near future. We intend to compete for artists by promoting our self and attempting to be diligent and personal in supporting our client artists.

G2 Ventures' principal competitors are other independent labels. Many of the competing independent labels are larger than G2 Ventures and have greater financial resources, professional relationships and distribution capabilities. The competition for sales of recordings or licensing agreements with the five major labels will be based upon the popularity of the artist and the particular recordings. There can be no guarantee that G2 Ventures will be able to attract the business of a major label.

Copyright laws

Federal law provides severe civil and criminal penalties for the unauthorized reproduction, distribution, rental or digital transmission of copyrighted sound recordings. (Title 17, United States Code, Section 501 and 506). The FBI investigates allegations of criminal copyright infringement and violators will be prosecuted.

The civil courts have continually ruled in favor of the record industry, as in the following examples:

"Napster users infringe at least two of the copyright holders' exclusive rights...Napster users who upload file names to the search index for others to copy violate plaintiffs' distribution rights. Napster users who download files containing copyrighted music violate plaintiffs' reproduction rights...Virtually all Napster users engage in the unauthorized downloading or uploading of copyrighted music...." A& M Records v. Napster, Inc., 239 F. 3d 1004 (9th Cir. 2001).

"Although defendant (MP3.com) seeks to portray its service as the functional equivalent of storing its subscribers' CDs, in actuality defendant is re-playing for the subscribers converted versions of the recording it copied, without authorization, from plaintiffs' copyrighted CDs. On its face, this makes out a presumptive case of infringement under the Copyright Act.....: UMG Recordings, Inc. v. MP3.com, Inc., 92 F. Supp. 2d 349 (S.D.N.Y. 2000).

Although some companies have begun filing civil suits against individuals that download music illegally from the internet, there is still some piracy taking place. We believe Contained litigation will act as an increasing deterrent along with software to prevent illegal copying, such as MediaMax CD3 Copy Protection by SunnComm Tech., and music industry anti-theft campaigns. Another solution the record industry is counting on is the increased availability of online music to be purchased legally. A number of legal digital music store fronts are finding a presence on the Internet including MusicMatch, iTuned, BuyMusic, and Napster (which currently uses a legal format for downloading music). As these sites gain popularity, anti-theft software becomes more advanced and reliable and the public becomes more aware of the consequences of illegally downloading music the recording industry should recoup some of the losses from previous years. There is however, no guarantee that these methods will succeed.

Intellectual Property Rights

Our operations will be dependent upon the intellectual property rights to our records. International copyright laws including those in the United States and Texas protect any master recordings we produce. As of the date of this prospectus, we have not taken any steps to secure any intellectual property rights and do not intend to do so until we complete our public offering. There is no assurance we will every complete our public offering.

Regulation

We do not foresee any material effects of federal, state, or local regulation on any aspect of our operations. However, changes in laws or regulations may adversely affect our operations.

Employees

Currently we have one employee. The employee is Mr. Kepler, our sole officer and director.

Description of the Property

Gust Kepler provides, without charge, office space for G2 Ventures. He will do so for at least the remainder of 2005. We have not attempted to locate new office space and will not begin to look at possible new office space until this offering is completed. If we move, we have no plans to rent from an affiliated party. The space, approximately 750 square feet, is located at 14110 North Dallas Parkway, Suite 365, Dallas, Texas 75254. This business office space is adequate for our immediate needs. Mr. Kepler leases this space from Merit Texas Properties pursuant to a written lease agreement. Mr. Kepler's lease expires on May 31, 2006. The office building is three stories and made of glass. The building was built in 1980. It contains parking space for approximately 100 vehicles.

G2 Ventures, does not intend to acquire any properties in the immediate future.

Available Information

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We are an independent record label that has entered into exclusive management and production contracts with two musical artists and intend, assuming the success of our offering, to produce and create master recordings of these artists' work for sale or license to other established record labels for distribution. If we are successful in marketing these artists' master recordings, we intend to produce and create additional master recordings for them and to use our track record to solicit additional artists to enter into exclusive contracts for similar recording and management purposes.

Depending on the success of our offering, we expect to generate revenues from royalties derived from licensing or distribution agreements covering the reproduction, marketing and sale of the master recordings. We also expect to generate revenues from management fees due us under our agreements with the artists based on payments to them for live performances or other derivative uses of their work, including soundtracks, music videos, sale or license of original music to other artists, or advertisements.

Typically, record labels will negotiate royalty payments ranging from 2% to 7% of gross sales proceeds upon determining to market and distribute an artist's recordings, and will advance amounts against future royalties upon "signing" the artist. Subject to the payment schedule for advances set out below and our negotiations with the artists, we will be paid between 33 1/3% and 80% of the total royalty amount, with our percentage decreasing in relationship to higher royalty rates and advances negotiated with the record label that licenses the master recording; the less money "in" the deal, the greater percentage of such money we keep.

Advances for new artists usually range from $50,000 to $500,000, and we expect advances to us and our artists will be at the low end of this range or lower due to their lack of recording history. We are obliged to pay each of our artists $15,000 and entitled to be repaid the funds we pay for recording costs from any advance ($10,000 for one artist and between $15,000 and $20,000 for the other), with the royalty "split" applied to any excess amounts. In the event the advances are insufficient to pay our artists and reimburse us for recording costs, the artists will be paid from available funds prior to our repayment, but we will be entitled to receive all royalties thereafter until recording costs are recouped. Based on current retail pricing of recordings from $13.00 to $16.00, we anticipate gross royalties ranging from $0.26 to $1.12 per recording, and our portion of that sum to range from $0.21 to $0.37 per recording. In the event that our artists choose to cover songs written by other artists, we may be required to pay a portion of these royalties to the copyright owners. Royalty revenue streams will not commence until after all advances are repaid.

In addition to royalties, we also expect to earn revenues from fees from our current artists and possibly others under management contracts. As talent manager, we will earn fees ranging from 5% to 15% of the artist's revenues under contracts for live performances, personal appearances and the sale or license of the artist's publishing rights for work recorded by other artists during the term of the agreement. We have personal management contracts with our two current artists, and will require similar management agreements with any artists who want us to produce and market their recordings or assist them in arranging or booking live performances.

We are dependent on the skills and expertise of our artists and management in producing recordings that may appeal to record labels and the public. While our artists have a background in live performances, neither of them has significant experience in producing or recording their music, or any sales history for their recorded music. Our budgets for producing recordings for these artists do not provide for delays or contingencies, including the general disability of our artists or their inability to timely complete recording projects. Our overall capitalization is minimal and we have been dependent on non-recurring sources of revenues from performance fees paid to our artists and loans from management to pay operating and other expenses. Our auditors have qualified their audit opinion on our financial statements, expressing substantial doubt as to our ability to continue as a "going concern."

Our business plan involves us in aspects of the music business that are very risky; public acceptance and popularity of artists' work is dependent on a variety of personal, subjective decisions by the listening public as well as the impact of any advertising or placement conducted by a distributor. Web-based file sharing programs, such as Limewire, and subscription services such as iTunes also impact music sales and revenues. Record labels release recordings by thousands of new artists in a variety of musical genres every year, and only a small number achieve commercial success.

Development Schedule and Milestones

Artist: Jeremiah Donnelly

Pre-production Summary

Jeremiah Donnelly has written sufficient material to record a full-length CD. (10 songs or more) G2 Ventures has completed photo shoots and developed photographs that will be used for marketing and promotional purposes.

Production

G2 Ventures plans to record tracks for his full-length CD on or before completion of this offering. The recording process from start to finish will take approximately 60-90 days. Mixing and mastering of these recordings will take an additional 30 days. These recording costs are expected to be $10,000 as specified in the Use of Proceeds table. Mr. Donnelly's recording costs are $10,000 because he is a solo artist in a different music genre. Mr. Donnelly also has a hand in the production of his albums. Also, studio time is substantially lower than that of several member bands and Mr. Donnelly currently has an extensive library of recorded music from which the proposed CD can remix and re-release. After the mixing and mastering process is complete, the masters will be sent to a third party manufacturer where up to 1000 units will be pressed. The cost for manufacturing 1000 CD units is expected to be $2,500 as specified in the Use of Proceeds table.

Marketing

When the inventory of compact discs is delivered, G2 Ventures will send out promotional packages to major record labels and related music industry personnel. A marketing campaign will begin including live showcases and performances by the artist. Test marketing of the artist's product will also take place in certain retail locations as well as at live concert events. This entire process could take up to 180 days or longer. Cost to G2 Ventures is expected to be $1,200.

Artist: Nick Brisco

Pre-production Summary

Nick Brisco has written sufficient material to record a full length CD, (10 songs or more) G2 Ventures has not completed photo shoots for this artist. Currently G2 Ventures is working on a logo and conceptual ideas for this artist.

Production

G2 Ventures plans to begin recording of Nick Brisco's full-length CD 30 to 60 days after commencing recording for Jeremiah Donnelly. G2 Ventures plans to stagger the production and also the marketing and promotional schedules to efficiently maximize exposure for each artist.

The recording process will take approximately 60-90 days. Mixing and mastering the final recordings will take an additional 30 days. Our recording costs are expected to be $15,000. After the mixing and mastering process is complete the masters will be sent to a third party manufacturer where up to 1,000 units will be pressed. Our pressing costs are expected to be $2,500.

Marketing

When the inventory of compact discs is delivered to G2 Ventures, we will send out promotional packages to major record labels and related music industry personnel. A marketing campaign will begin including live showcases and performances by the artist. Test marketing of the artist's product will also take place in certain retail locations as well as at live concert events. This entire process could take up to 180 days or longer. Cost to G2 Ventures is expected to be $1,200.

The offering will remain open until 120 days after this registration statement becomes effective unless we determine, in our sole discretion, to cease selling efforts. In addition, we may extend the offering for an additional 90 days at our discretion if we think extending the offering will generate enough additional sales of the shares to justify such extension. If we do extend the offering, we will provide written notification to all offerees of the extension.

Results of Operations

To date, we have generated no revenues from sales or licensing of master recordings and its revenues from management fees have been limited. During 2004 and 2005, artists managed by us, conducted live performances for military personnel in Southeast Asia under contract between us and the USO and in numerous venues in the United States. Our revenues, net of payments to artists and other direct expenses totaled $3,303 during 2004 and 2005. Our two artists currently book their own engagements and we have waived payment of management fees from them until completion of their master recordings.

Our primary source of operating revenue is intended to be from the sale of these produced master recordings of our artists. We have not yet produced master recordings for artists that we have under exclusive recording agreements. Therefore, our operating results for any prior period are not necessarily indicative of future operating results because the revenue generated thus far is ancillary in nature. All of the revenue earned from inception through the year ended, December 31, 2005 is derived from securing live performances for either artists we have or had under contract or outside artists that we have worked with on a per engagement basis. We typically charge a booking fee ranging from 5% to 15% percent of the gross contract revenues paid to the artists.

Comparison of revenue from Sales and Licensing for the year ending December 31, 2005 compared with the year ending December 31, 2004.

We earned no revenues in 2005 from our primary source of revenues. Our intended primary source of fees earned is from sales or licensing of master recordings.

Comparison of Management revenue for the year ending December 31, 2005 compared with the year ending December 31, 2004.

Our management revenue decreased by $19,500.00 for the year ended December 31, 2005, when compared to the same period in 2004 primarily because we did not earn fees for management services in fiscal 2005. We did, however, continue to conduct business in 2005. Before the close of the year, we secured a performance contract for $8,000 for an artist performance in early 2006. Although we received full payment in advance, we were not able to recognize this advance payment as earned revenue. This advance payment was recorded as unearned revenue as of December 31, 2005.

Cost of Sales

Our normal cost of sales generally incurred includes payment to artists and other costs associated with travel and live performance. Cost of sales decreased by 100% in 2005 from $16,197 (83%) in 2004. Our cost of sales for management or booking fees typically ranges from 85% - 90% of gross proceeds. Due to the decrease in overall management or booking activity for 2005 our cost of sales were reduced proportionately. We had no revenues in 2005 and accordingly no cost of sales.

What significant revenue costs are associated with future capital acquisition? What C.O.S. related items will change, expand or cease (business model).

General Administrative

General and administrative expenses increased to $16,561 for the period ending December 31, 2005 from $16,851 for the same period in 2004. General and administrative expenses for 2005 are dominated by $13,400 in accounting fees directly related to the offering. Additional expenses of $3,000 consist of marketing, promotional costs, networking and costs incurred for professional contacts.

We currently operate with minimal operation, have no long-term obligations, no employment agreements and all primary costs are due to offering expenses in the effort to raise capital.

Financial Condition, Liquidity and Capital Resources

Our cash at December 31, 2005 was $8,140 compared to $1,022 for the same period last year. $8,000 of the cash balance represents unearned revenue previously discussed under the Comparison of Revenue. Our current liabilities at December 31, 2004 are $59,347 compared to $43,228 for the same period last year. The primary component of current liabilities as of December 31, 2005 and 2004 is stockholder advances from the majority stockholder. These advances increased to $51,347 for the period ending December 31, 2005 from $35,103 for the same period in 2004 and consist, almost exclusively, of legal and professional fees associated with the offering. Our working capital deficit at December 31, 2005 was $51,207 compared to $34,646 for the same time last year. We currently generate approximately $3,400 per month in revenues. Our cost of operations is approximately $2,900 per month. Our deficit continues to grow because we have not been able to raise sufficient capital. We continue to operate at a loss. In the event we are unable to raise sufficient capital via our offering, we will have to cease operations.

We are a thinly-capitalized development stage company, and will be reliant on the proceeds of this offering to conduct the initial activities under our business model and to fund our business operations over the next 12 months. Of the $60,000 to $75,000 that we seek to raise, less than half will be allocated to pay recording costs for our artists and the costs of CD reproduction for marketing purposes, with the balance to costs of this offering, administrative expenses and, depending on the success of our offering, repayment of advances from Mr. Kepler. In the event that neither of our artists are signed to distribution deals, or, if signed, their records do not sell in sufficient quantities to repay advances or generate appreciable revenue streams, it will be necessary for the Company to obtain additional funding, whether through additional loans from Mr. Kepler or others or by subsequent offerings of shares in public or private transactions.

We have about $8,100.00 in cash, minimal accounts receivable, and no current revenue generating contracts. Although our operating expenses are minimal, absent the success of this offering and commercial acceptance of our current artists, we must not only seek additional funding, but must also identify and sign additional recording artists; absent a proven track record, new funding or management contracts will be difficult.

Mr. Kepler has committed to fund our operations by additional loans through the funding of this offering. In the event this offering is not successful, our business prospects are uncertain.

Budget

We intend to expand funds as set forth in the Use of Proceeds section, which reflects our cost of doing business during the next twelve months.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 1, 2006 with respect to the beneficial ownership of our common stock, $0.001 per share par value, before and after giving effect to the sale of the maximum number of shares of common stock offered, by our directors, officers and persons who own more than 5% of our outstanding common stock. All shareholders have sole voting and investment power over the shares beneficially owned.

			% of Class After Offering
		% of Class	Assuming	Assuming
	Shares	Before	1,500,000	1,200,000
Name	Owned	Offering	shares sold	shares sold
Gust C. Kepler
14110 North Dallas Parkway
Suite 365
Dallas, Texas 75254	3,300,000	94.29%	66.00%	70.21%
All officers and directors as a
group (1 person)	3,300,000	94.29%	66.00%	70.21%
Nicole Evenson
4300 Horizon N Pkwy #1531
Dallas, TX 75287	200,000	5.71%	4.00%	4.26%

DIRECTOR AND EXECUTIVE OFFICER

Gust Kepler, age 40, is President, Chief Executive Officer, Chief Financial Officer, Secretary, and sole Director. From September 2002 to April 2003, Mr. Kepler was the president and a director of G2 Companies, Inc. formerly, Hartland Investments, Inc., a company located in Dallas, Texas and engaged in the business of producing, licensing, acquiring, marketing, and distributing high quality recorded music for a variety of music formats. G2 Companies, Inc. does not file reports with the SEC. From October 1996 to August 2002, Mr. Kepler was the president of Parallax Entertainment, Inc. a company located in Dallas and engaged in the business of producing, licensing, acquiring, marketing, and distributing high quality recorded music for a variety of music formats. Control of Parallax Entertainment, Inc. was transferred to Yarek Bartosz in August 2002. Mr. Bartosz as controlling shareholder elected to terminate Parallax Entertainment's business operations and change the business operations to a shell corporation. Parallax Entertainment, Inc. was deeply in debt; could not pay its bills; and, was likely going to cease operations. When Mr. Bartosz acquired Parallax Entertainment, Inc. enough cash was paid to allow it to avoid bankruptcy or receivership. Parallax Entertainment, Inc. changed its business purpose and name and now trades as Sunrise Real Estate Development Group, Inc., a real estate development corporation. Sunrise Real Estate Development Group, Inc. files reports with the SEC pursuant to section 13 of the Securities Exchange Act of 1934. From 1990 to 1999, Mr. Kepler was the President and Chief Executive Officer of Glance Toys, Ltd. A company located in Dallas,

Texas and engaged in the business of the manufacturing, marketing and sale of junior sporting goods and toys. From 1986 to 1990, Mr. Kepler was a partner in The Barbara Walsh Modeling and Talent Agency and a spinoff fashion print agency called Agency Models. Mr. Kepler has extensive knowledge and experience in the music and entertainment industries. Mr. Kepler's involvement in the music industry began in 1977 when he joined his first rock band at age 13. After playing in various bands throughout high school, Mr. Kepler played and produced various projects between 1985 and 1987. Mr. Kepler served as executive producer on his first full-length record for the band "Lead" in 1994. Later, through Parallax Entertainment, Mr. Kepler released Reed Easterwood's Pawn Shop from Heaven and Then Again by Fever in the Funkhouse, and won critical acclaim and numerous industry accolades. Mr. Kepler also acted as Executive Producer for the self-titled debut release of Hellafied Funk Crew that received the Dallas Observer Award for two consecutive years in the Best Funk and Best Rap and Hip-Hop categories.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the last three fiscal year ends. The compensation addresses all compensation awarded to, earned by, or paid the to our named executive officers for the fiscal year ended December 31, 2005, 2004 and 2003. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Securities
Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)
Gust Kepler	2005	0	0	0	0	0	0	0
President	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

We have not paid any salaries in 2005, and we do not anticipate paying any salaries at any time in 2006. We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members on the board of directors.

Employment Contracts

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Texas.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Texas law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

This is our initial public offering so there is currently no public trading market for our common stock. We hope to have a market maker attempt to have our common stock prices listed on the bulletin board maintained by the National Association of Securities Dealers. To be eligible to have our common stock quoted on the bulletin board, we will be required to file with the Securities and Exchange Commission periodic reports required by the Securities Exchange Act of 1934 and thus be a "reporting" company, a step we will accomplish upon the effective date of this registration statement.

None of our common stock is subject to outstanding options or rights to purchase nor do we have any securities that are convertible into our common stock. We have not agreed to register any of our stock for anyone nor do we presently have in effect employee stock options or benefit plans that would involve the issuing of additional shares of our common stock. As of the date of this prospectus there were 3,500,000 shares issued and outstanding. All of these shares were issued in a private transaction without registration under the act and are therefore restricted securities. Mr. Kepler owns 3,300,000 and Nicole Evenson owns 200,000 shares.

Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There are two holders of record for our common stock. The record holders are Gust Kepler, our sole officer and director who owns 3,300,000 restricted shares of our common stock and Nicole Evenson who owns 200,000 restricted shares of our common stock.

Mr. Kepler and Ms. Evenson, each, may sell up to 1% of the total outstanding shares every three months provided that (1) current public information is available about us; (2) the shares have been fully paid for at least one year; (3) the shares are sold in a brokers' transaction or through a market-maker; and, (4) the seller files a Form 144 with the SEC. Assuming the sale of the maximum number of shares in this offering, Mr. Kepler and Ms. Evenson could each sell up to 50,000 shares every three months.

We have never paid dividends and do not expect to declare any in the foreseeable future. Instead, we expect to retain all earnings for our growth. Although we have no specific limitations on our ability to pay dividends, investors should not purchase shares in this offering if their intent is to receive dividends.

DESCRIPTION OF SECURITIES

Common Stock

G2 Ventures, Inc. is authorized to issue 200,000,000 shares of common stock, par value .001 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when and if declared by the Director. As of May 1, 2006, there were 3,500,000 shares of common stock outstanding held by two shareholders of record. G2 Ventures, also has authorized 1,000,000 shares of preferred stock. No preferred shares are outstanding.

Our common stock does not have preemptive rights, meaning that our common shareholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Director, to maintain their percentage ownership interest in G2 Ventures. This lack of protection from dilution to minority shareholders could allow our Director to issue additional shares of our common stock to persons friendly with our existing management, thus preventing any change in control of G2 Ventures.

Upon any liquidation, dissolution or winding-up of G2 Ventures, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

The holders of common stock are entitled to share equally in dividends, if and when declared by our Director, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

No Cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 70% of our outstanding shares.

Preferred Stock

G2 Ventures is authorized to issue 1,000,000 shares of preferred stock, $.001 par value per share. We have no preferred shares issued and outstanding. However, the Director may later determine to issue our preferred stock. If issued, the preferred stock may be created and issued in one or more series and with such designations, rights, preferences and restrictions as shall be stated and expressed in the resolution(s) providing for the creation and issuance of such preferred stock. If preferred stock is issued and we are subsequently liquidated or dissolved, the preferred stockholders would have preferential rights to receive a liquidating distribution for their shares prior to any distribution to common shareholders.

Although we have no present intent to do so, we could issue shares of preferred stock with such terms and privileges that a third party acquisition of G2 Ventures could be difficult or impossible, thus entrenching our existing management in control of G2 Ventures indefinitely.

Dividend Policy

To date, we have not paid any dividends. The payment of dividends, if any, on our common stock in the future is within the sole discretion of our Director and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. Our sole director, Mr. Kepler, does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Transfer Agent

We will use Securities Transfer Corporation located at 2591 Dallas Parkway, Suite102, Frisco, Texas 75034 as our transfer agent.

CERTAIN TRANSACTIONS

During the years ended December 31, 2005 and 2004 and the period September 26, 2002 (inception) through December 31, 2005, the Company received cash operating advances of $16,244, $14,371 and $69,143, respectively, from Mr. Kepler. The advances are non-interest bearing, unsecured and are payable upon demand as funds are available. During the period September 26, 2002 (inception) through December 31, 2002, $17,796 of the advances was contributed by the stockholder as additional paid in capital. As of December 31, 2005 we owe Mr. Kepler $51,347.

Mr. Kepler acquired G2 Companies in order to begin operations as an independent recording company. Mr. Kepler was the principal shareholder, president and sole director of G2 Companies from September 2002, until we acquired its operations in April 2003. Mr. Kepler learned after he acquired control of G2 Companies that is was delinquent in its reporting obligations with the SEC. The SEC took the position that the transfer of ownership of G2 Companies could not be made legally by Mr. Bartosz. As a result, Mr. Kepler concluded that G2 Ventures was tainted beyond repair and in an endeavor to conduct business as an independent recording label, created us.

In April 1, 2003, we acquired the assets and liabilities of G2 Companies, Inc. formerly Hartland Investments, Inc., a corporation incorporated under the laws of the State of Delaware on May 26, 1998. Yarek Bartosz was the only promoter of G2 Companies, Inc., formerly Hartland Investments, Inc. from its inception until September 30, 2002. Mr. Kepler acquired control of G2 Companies, Inc. in order to begin operations as an independent recording company. Mr. Kepler paid Mr. Bartosz $100.00 for 1,157,900 shares of common stock or 92.7% of the total outstanding shares of G2 Companies, Inc. Mr. Bartosz retained 15,100 shares of common stock or 1.21% of the total outstanding shares. Mr. Kepler became the principal shareholder, president and sole director of G2 Companies, Inc. In September 2002 and remained in those positions until we acquired its operations in April 2003. Mr. Kepler learned after he acquired control of G2 Companies that is was delinquent in some of its reporting obligations with the SEC. Mr. Kepler brought the filings current. The SEC also took the position that the transfer of ownership of G2 Companies could not be made legally by Mr. Bartosz. As a result, Mr. Kepler concluded that G2 Companies, Inc. was tainted beyond repair and in an endeavor to conduct business as an independent recording label, created us. G2 Companies, Inc. filed a Form 15 with the SEC on February 4, 2004 and ceased reporting with the SEC. All of the assets and liabilities of G2 Companies, Inc. were transferred to us on March 21, 2003.

Mr. Kepler was also president, a director and controlling shareholder of a company called Parallax Entertainment, Inc. which was established to produce, license, acquire, market, and distribute high quality recorded music for a variety of music formats. Parallax Entertainment was incorporated on October 11, 1996 under the laws of the State of Texas. Mr. Kepler was the only promoter of Parallax Entertainment, Inc. Parallax had recording contracts with two musical groups. The lead musician of the primary musical group became embroiled in legal difficulties and as a result could no longer perform with the musical group. In addition to this setback a key member of the other musical group decided to leave that group for personal reasons and that musical group broke up. As a result, Parallax had no clients. With the majority of working capital already expended on musical groups that were no longer viable, Parallax was not able to generate income. Mr. Kepler transferred his ownership because Parallax Entertainment was deeply in debt; could not pay its bills; and, was likely going to cease operations. When Mr. Bartosz acquired Parallax Entertainment, he paid Mr. Kepler $160,000 for 39,200,000 shares of Parallax's common stock. Of the $160,000, $82,000 was used to pay all of the outstanding liabilities of Parallax Entertainment and Mr. Kepler retained $78,000 of the $160,000. Mr. Kepler retained 2,406,000 shares of common stock which he sold in a private transaction in September 2002. As a result, all of the outstanding debt of Parallax was paid in full which allowed Parallax to avoid bankruptcy or receivership. Under the new management of Mr. Bartosz, Parallax became a shell corporation engaged in the business of seeking out an acquisition candidate. In December 2003, Parallax Entertainment changed is name to Sunrise Real Estate Development Group, Inc. and began conducting business as a real estate development corporation.

The Parallax transaction was not related in any manner to the G2 Companies, Inc. transaction. After Parallax transaction was completed, Mr. Kepler approached a third party about starting a new business whose purpose was the same as Parallax Entertainment. The third party suggested that Mr. Kepler acquire control of an existing publicly traded company. He suggested that Mr. Kepler contact Mr. Bartosz again, as he knew of a potential public vehicle owned by Mr. Bartosz that Mr. Kepler could possibly acquire. As a result of the recommendation from the unrelated third party, Mr. Kepler contacted Mr. Bartosz. Mr. Bartosz introduced Mr. Kepler to G2 Companies formerly Hartland Investments, Inc.

Mr. Kepler is our only promoter. He has received nothing of value nor will he receive anything of value in his capacity as a promoter.

LEGAL PROCEEDINGS

There are no legal proceedings currently pending or threatened against us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws, Texas laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements included in the registration statement on Form SB-2 have been audited by Turner, Stone & Company, LLP, independent certified public accountants and registered public accounting firm, to the extent and for the periods set forth in their report, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Audited financial statements as of December 31, 2005 and 2004 and for the years then ended and since inception.

C O N T E N T S

C O N T E N T S

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
G2 Ventures, Inc.
Dallas, Texas

We have audited the accompanying balance sheets of G2 Ventures, Inc. (a development stage company) as of December 31, 2005 and 2004, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2005 and 2004 and the period from September 26, 2002 (inception) through December 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of G2 Ventures, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for the above referenced periods in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As also discussed in Note 1 to the financial statements, the Company has continuing losses from operations and has no working capital both of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 5 to the financial statements, the Company restated its financial statements as of and for the year ended December 31, 2004.

TURER, STONE & COMPANY, L.L.P.
Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
March 29, 2006

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

Assets

	2005	2004
		As Restated
		(Note 5)
Current assets:
Cash	$8,140	$1,022
Accounts receivable	-	7,560

Total current assets	8,140	8,582

	$8,140	$8,582

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$-	$8,125
Unearned revenue	8,000	-
Stockholder advances	51,347	35,103

Total current liabilities	59,347	43,228

Commitments and contingencies

Stockholders' deficit:
Preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding, no rights or preferences
determined	-	-
Common stock, $.001 par value, 200,000,000 shares authorized,
3,500,000 shares issued and outstanding	3,500	3,500
Additional paid-in capital	41,290	41,290
Deficit accumulated during the
development stage	(95,997)	(79,436)

Total stockholders' deficit	(51,207)	(34,646)

	$8,140	$8,582

The accompanying notes are an integral part of the financial statements.

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
AND THE PERIOD SEPTEMBER 26, 2002 (INCEPTION) THROUGH
DECEMBER 31, 2005

		Year Ended		Year Ended	Cumulative
		December 31,		December 31,	From
		2005		2004	Inception
				As Restated
				(Note 5)

Revenues		$-		$19,500	$121,807

Cost of revenues		-		16,197	109,831

		-		3,303	11,976

Operating expenses:

General and administrative		16,561		16,851	107,973

Loss before income taxes		(16,561)		(13,548)	(95,997)

Provision for income taxes		-		-	-

Net loss		$(16,561)		$(13,548)	$(95,997)

Net loss per share	$	( .00)	$	( .00)	$(.03)

The accompanying notes are an integral part of the financial statements.

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
AND THE PERIOD SEPTEMBER 26, 2002 (INCEPTION) THROUGH
DECEMBER 31, 2005

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at September 26, 2002	-	$-	-	$-	$-	$-	$-

Contributed capital	-	-	-	-	17,796	-	17,796

Net loss						(40,739)	(40,739)

Balance at December 31, 2002	-	-	-	-	17,796	(40,739)	(22,943)

Issuance of common stock
for cash on August 12, 2003	-	-	3,500,000	3,500	23,494	-	26,994

Net loss						(25,149)	(25,149)

Balance at December 31, 2003	-	-	3,500,000	3,500	41,290	(65,888)	(21,098)

Net loss as restated (Note 5)	-	-	-	-	-	(13,548)	(13,548)

Balance at December 31, 2004	-	-	3,500,000	3,500	41,290	(79,436)	(34,646)

Net loss	-	-	-	-	-	(16,561)	(16,561)

Balance at December 31, 2005	-	$-	3,500,000	$3,500	$41,290	$(95,997)	$(51,207)

The accompanying notes are an integral part of the financial statements.

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
AND THE PERIOD SEPTEMBER 26, 2002 (INCEPTION) THROUGH
DECEMBER 31, 2005

	Year Ended	Year Ended	Cumulative
	December,	December 31,	From
	2005	2004	Inception
		As Restated
		(Note 5)

Net loss	$(16,561)	$(13,548)	$(95,997)

Adjustments to reconcile net loss
to cash used in operating activities:
(Increase) decrease in accounts receivable	7,560	(7,560)	-
Increase (decrease) in deferred revenue	8,000	-	8,000
Increase (decrease) in accounts payable	(8,125)	7,760	-

Net cash used in operating activities	(9,126)	(13,348)	(87,997)

Net cash provided by investing activities	-	-	-

Cash flows from financing activities:
Proceeds from issuance of common stock	-	-	26,994
Stockholder advances	16,244	14,370	69,143

Net cash provided by financing activities	16,244	14,370	96,137

Net increase in cash	7,118	1,022	8,140

Cash at beginning of period	1,022	-	-

Cash at end of period	$8,140	$1,022	$8,140

The accompanying notes are an integral part of the financial statements.

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
AND THE PERIOD SEPTEMBER 26, 2002 (INCEPTION) THROUGH
DECEMBER 31, 2005

	Year Ended	Year Ended	Cumulative
	December,	December 31,	From
	2005	2004	Inception
		As Restated
		(Note 5)

Supplemental Disclosure of Non Cash
Investing and Financing Activities

Stockholder advances forgiven as
additional paid in capital	$-	$-	$17,796

Supplemental Cash Flows Disclosures

Interest paid	$-	$-	$-

Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of the financial statements.

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and business

G2 Ventures, Inc. (the Company) was incorporated on March 21, 2003 in the State of Texas. Effective April 1, 2003, the Company acquired the operations and assets of G2 Companies, Inc.(G2C) (formerly Hartland Investments, Inc.) a Delaware corporation, the controlling interest in which was owned by the Company's principal shareholder, Gust Kepler. In this non-arms length transaction, G2C assigned its two artist contracts to the Company in consideration of the shareholders forgiveness of $17,000 in loans to G2C as additional paid-in capital and the assumption by the Company of $20,000 of advances payable to the shareholder. G2C is, therefore, a "predecessor" of the Company.

For financial reporting purposes the transaction has been treated as a recapitalization of G2C with the Company being the legal survivor and G2C being the accounting survivor and the operating entity. That is, the historical financial statements prior to April 1, 2003 are those of G2C and its operations, even though they are labeled as those of the Company. Retained earnings of G2C related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, G2C, which began September 26, 2002. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the transaction, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of G2C.

Development stage activities

The Company is presently in the development stage with no significant revenues from operations. Accordingly, all of the Company's operating results and cash flows reported in the accompanying financial statements are considered to be those related to development stage activities and represent the 'cumulative from inception' amounts from its development stage activities reported pursuant to Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

Basis of presentation and going concern uncertainty

The financial statements of the Company have been prepared assuming the Company will continue as a going concern. However, the Company has incurred continuing operating losses and has no working capital. These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. Management is continuing to seek additional equity capital to fund its operations while continuing to generate additional revenues to absorb operating expenses. Management believes that these steps will provide the Company with adequate funds to sustain its growth and continued existence. There is, however, no assurance that the steps taken by management will meet all of the Company's needs or that is will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Revenue recognition

The Company enters into arrangements with performing artists either to sell the artists' music for which the Company receives a royalty or to manage the artist for which the Company receives a management fee on commission. Revenue is recognized when music is sold or commissions are earned unless the collectibility is not reasonably assured.

Cash and cash flows

For purposes of these statements cash includes demand deposits, time deposits and short-term cash equivalent investments with original maturities of three months or less. Additionally no interest or taxes were paid during the years ended December 31, 2005 and 2004 and the period September 26, 2002 (inception) through December 31, 2005.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

The Company's revenues and accounts receivable are generated from entertainment contracts entered into with its customers. Generally, 60% of the contract revenues are paid upon signing with the remaining balance generally paid within 30 days after the services have been performed. Account balances past due longer than 30 days are considered delinquent. The Company has not experienced any credit losses to date and management has determined that an allowance for bad debts is not necessary. Since inception, all of the Company's revenues are from one customer.

Advertising

Advertising dollars are invested in promotional material, website and logo development and are expensed as incurred. For the years ended December 31, 2005 and 2004 and the period September 26, 2002 (inception) through December 31, 2005, advertising expense totaled $0, $214, and $3,063, respectively.

Fair value of financial instruments

In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash, accounts receivable and accounts payable approximate their carrying amounts due to the short maturity of these instruments. At December 31, 2005 and 2004, the Company did not have any other financial instruments.

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Recent Accounting Pronouncements

During the year ended December 31, 2005, there was a new accounting pronouncement issued by the Financial Accounting Standards Board (FSAB) which was Statements on Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections. This pronouncement, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of this accounting pronouncement has had or will have a material impact on the Company's financial position or operating results.

Loss per share

Basic loss per share amounts are computed using the weighted-average number of common stock shares outstanding during the periods. Diluted loss per share amounts are not presented because there were no common equivalent share amounts or potentially dilutive securities outstanding during the periods. For the years ended December 31, 2005 and 2004 and the period September 26, 2002 (inception) through December 31, 2005, basic loss per share amounts are computed using 3,500,000 weighted average common stock shares outstanding, assuming retroactively their issuance on September 26, 2002.

2.   COMMITMENTS AND CONTINGENCIES

Operating leases

The Company was obligated under a non-cancelable operating lease for its Dallas office, which expired on April 30, 2003. This lease did not contain a renewal option. For the years ended December 31, 2005 and 2004 and the period September 26, 2002 (inception) through December 31, 2005, rental expense totaled $0, $0 and $6,800, respectively. Subsequent to April 30, 2003, the Company is using office space provided by its majority stockholder without charge. However, the fair value of the space provided is not material.

Recording artist agreements

During December 2002, the Company entered into contracts with two recording artists, which granted the Company certain recording, distribution and copyrights of the artists. These contracts were renewed in June 2004. The initial terms of the agreements are for one album each. The agreements also grant the Company three irrevocable options for additional recordings. The agreements provide for the Company to advance initial recording funds of $10,000 to each artist for the first album. If the Company exercises its options for additional recordings, an additional advance is required for each album. The funds paid for the recording of each record are treated as advances on the royalties owed to artists, and are recouped by the Company from record sales, if any. These royalties will amount to approximately $1.00 per record sold. In addition, the Company will owe mechanical royalties to the copyright owners of each song for each record sold. These royalties will amount to approximately 80 cents for each album sold. As of December 31, 2005, no recording advances have been made and recording has not commenced due to the Company's inability to raise sufficient capital to fund recording costs (Note 1)

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

3.  INCOME TAXES

The Company accounts for corporate income taxes in accordance with Statements of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A reconciliation of income tax expense (benefit) at the statutory federal rate of 34% to income tax expense (benefit) at the Company's effective tax rate for the years ended December 31, 2005 and 2004 and the period September 26, 2002 (inception) through December 31, 2005 is as follows:

			Cumulative
	Dec. 31,	Dec. 31,	From
	2005	2004	Inception

Tax expense (benefit) computed at statutory rate	$(5,291)	$(4,606)	$(32,300)
Less valuation allowance	5,291	4,606	32,300
Income tax expense (benefit)	$-	$-	$-

At December 31, 2005, the Company had approximately $95,000 of net operating losses available to offset future taxable income. These carry forwards expire between the years 2022 and 2025 and create the only component of the Company's deferred tax asset of approximately $32,300, and which is fully offset by a valuation allowance. There are no deferred tax liabilities.

4.   RELATED PARTIES

During the years ended December 31, 2005 and 2004 and the period September 26, 2002 (inception) through December 31, 2005, the Company received cash operating advances of $16,244, $14,371 and $69,143, respectively, from the major stockholder of the Company. The advances are non-interest bearing, unsecured and due upon demand as funds are available. During the period September 26, 2002 (inception) through December 31, 2002, $17,796 of the advances was contributed by the stockholder as additional paid in capital.

C O N T E N T S

G2 VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

5.   RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During February through May 2005, management made certain performing artist payments which should have been accrued as liabilities at December 31, 2004. As a result, the financial statements as of December 31, 2004 have been restated to reflect accounts payable of $8,125 that were previously not recorded in 2004. The effect of this adjustment on the Company's December 31, 2004 balance sheet increased total liabilities and stockholders' deficit by $8,125. The effect of this adjustment on the Company's statement of operations for the year ended December 31, 2004 increased net loss by $8,125. There was no effect on cash flows for 2004 or prior periods.

Until _____________ 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws, Texas laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the registration, all of which will be paid by G2 Ventures, are as follows:

SEC Filing fee	$25
Printing Expense	$3,000
Accounting Fees and Expenses	$6,000
Legal Fees and Expenses	$17,500
Blue Sky Fees and Expenses	$75
Transfer Agent Fees	$500
Miscellaneous	$400

TOTAL	$27,500

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

On April 1, 2003, G2 Ventures sold 3,500,000 restricted shares of common stock to Gust Kepler for $26,994. Mr. Kepler gifted 200,000 shares to Nicole Evenson in a private transaction. G2 Ventures relied on Section 4(2) of the Securities Act of 1933 as its exemption from the registration when it issued the shares of common stock to Mr. Kepler. Mr. Kepler agreed to hold the shares for investment purposes only and to transfer such shares only in a registered offering or in reliance upon an available exemption therefrom.

ITEM 27.     EXHIBITS.

Exhibit No.	Description
2.1	Sale of Assets Agreement between G2 Ventures, Inc. and G2 Companies, Inc.
3.1 *	Articles of Incorporation of G2 Ventures, Inc.
3.2*	Bylaws of G2 Ventures, Inc., filed herewith.
4.1*	Specimen Stock Certificate for Common Shares.
5.1*	Opinion of Conrad C. Lysiak, Esq.
10.1*	Exclusive Recording, Artist Agreement with Jeremiah Donnelly.
10.2*	Exclusive Recording, Artist Agreement with Nick Brisco.
23.1	Consent of Turner, Stone & Company, L.L.P.(filed herewith).
23.2*	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement

*   Previously filed

ITEM 28. UNDERTAKINGS.

We hereby undertake:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

iii.   To include any additional or changed material information on the plan of distribution.
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For determining any liability under the Securities Act of 1933:

    we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

ii.

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

iii.

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, G2 Ventures, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused Amendment No. 5 to this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 4th day of May, 2006.

G2 VENTURES , INC.

By:	GUST KEPLER
Gust Kepler, President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and sole member of the Board of Directors